Exhibit 10.2

EXECUTION VERSION

Amended and Restated Management Services Agreement, dated as of December 18, 2012 (this “Agreement”), among:

(i)                                     DTLR Holding, Inc. (f/k/a Levtran Enterprises Holding, Inc.), a Delaware corporation (“DTLR Holding”), Levtran Enterprises Acquisition, Inc., a Delaware corporation (“Levtran Acquisition”), and DTLR, Inc. (f/k/a Levtran Enterprises, Inc.), a Maryland corporation (“DTLR”) (DTLR Holding, Levtran Acquisition and DTLR are herein, individually and collectively, referred to as the “Company”); and

(ii)                                  Bruckmann, Rosser, Sherrill & Co., LLC, a Delaware limited liability company (“BRS”).

Recitals

A.                                    The Company retains BRS to provide business and organizational strategy, financial and investment management, and merchant and investment banking services, to the Company upon the terms and conditions hereinafter set forth, and BRS remains willing to undertake such obligations.

B.                                    The parties hereto hereby amend and restate the Management Services Agreement, dated as of October 20, 2005 (the “Initial Date”), among DTLR Holding, Levtran Acquisition, DTLR and BRS to reflect certain changes in accordance with Section 10 thereof and Section 2.11 of the Securities Holders Agreement, dated as of October 20, 2005 (the “Securities Holders Agreement”), among DTLR Holding, Bruckmann, Rosser, Sherrill & Co II, L.P., the individuals identified therein as the “Management Investors” and the individuals identified therein from time to time as “Incentive Securities Holders.

Now, therefore, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.                                      Appointment.  The Company hereby engages BRS, and BRS hereby agrees, upon the terms and subject to the conditions set forth herein, to provide certain services to the Company as described in Section 3 hereof.

2.                                      Term.

(a)                                 The term of this Agreement (the “Term”) shall be for an initial term expiring ten years after the Initial Date (the “Initial Term”).  Such term shall be renewed automatically for additional one-year terms thereafter (each, an “Extension Term”) unless BRS or the Company shall give notice in writing within 90 days before the expiration of the Initial Term or any such Extension Term of its desire to terminate this Agreement.

(b)                                 The Term shall terminate automatically upon the consummation of any Significant Transaction described in clause (B) of Section 3(a)(ii), provided that the fee required to be paid pursuant to clause (B) of Section 4(a)(iii) is paid by the Company on the date on which such Significant Transaction is consummated (a “Significant Transaction Closing Date”).

(c)                                  The provisions of Section 5 and such other provisions of this Agreement as the context so requires shall survive the termination of this Agreement.

3.                                      Services.

(a)                                 (i)                                     BRS shall provide the Company with consulting advice and services with respect to business and organizational strategy, financial and investment management and merchant and investment banking as the Company may reasonably request from time to time, as well as in connection with the closing of the transactions under the Agreement and Plan of Merger dated as of the Initial Date (the “Agreement and Plan of Merger”) among DTLR Holding, Levtran Acquisition, LEI Merger, DTLR and the “Levtran Stockholders” to which reference is made therein (collectively, the “Basic Services”).

(ii)                                  In the event that the Company or its respective stockholders or any Subsidiary (as defined in the Securities Holders Agreement) of the Company shall engage in any of the following (each, a “Significant Transaction”):

(A)                               any acquisition of any business or company, or substantially all of the assets of, or the material assets of, any business or company;

(B)                               any sale of the Company or any Subsidiary of the Company (whether by merger, consolidation, recapitalization, sale of substantially all of the assets of the Company or any Subsidiary of the Company or the sale of a majority of the outstanding capital stock of the Company or any Subsidiary of the Company, including without limitation any sale by the existing stockholders of the Company of shares representing a majority of the capital stock of the Company outstanding); any public offering by the Company or any Subsidiary of the Company of equity securities; or

(C)                               any public offering by the Company or any Subsidiary of the Company of debt securities or any offering pursuant to Rule 144A or Regulation S under the Securities Act of 1933 or private placement (including under Regulation D under the Securities Act of 1933) by the Company or any Subsidiary of the Company of equity or debt securities, including without limitation any of the foregoing in which BRS or its Affiliates (as defined in the Securities Holders Agreement) may be investors, purchasers or lenders; or any debt or other financing by the Company or any Subsidiary of the Company (other than the financing entered into by the Company on the Initial Date in connection with the transactions under the Agreement and Plan of Merger), including without limitation any of the foregoing in which BRS or its Affiliates may be investors, purchasers or lenders;

BRS shall provide the Company with consulting advice and services with respect thereto as the Company may reasonably request from time to time (“Significant Transaction Services”).

(iii)                               Basic Services and Significant Transaction Services are herein together referred to as “Services”.

(b)                                 The Company will use the Services of BRS and BRS will make itself available for the performance of the Services upon reasonable notice.  BRS will perform the Services at the times and places reasonably requested by the Company to meet its needs and requirements, taking into account other engagements that BRS may have.

(c)                                  Notwithstanding anything in the foregoing to the contrary, the following services are specifically excluded from the definition of “Services”: (i) accounting services rendered to the Company or BRS by an independent accounting firm or accountant (i.e., an accountant who is not an employee of BRS); (ii) legal services rendered to the Company or BRS by an independent law firm or attorney (i.e., an attorney who is not an employee of BRS); and (iii) actuarial services rendered to the Company or BRS by an independent actuarial firm or actuary (i.e., an actuary who is not an employee of BRS).

4.                                      Compensation and Reimbursement.

(a)                                 As consideration payable to BRS or any of its Affiliates for providing the Services to the Company, the Company shall pay to BRS fees as follows:

(i)                                     Closing Fee.  The Company shall pay to BRS on the Initial Date a fee in cash in the amount of $1.5 million (the “Closing Fee”).

(ii)                                  Annual Fees for Basic Services.  The Company shall pay to BRS the following fees in respect of Basic Services (such fees to be payable whether or not the Company shall have requested Basic Services regardless of the level or amount of Basic Services requested by the Company):

(A)                               for the period commencing on the Initial Date and ending on December 31, 2005 (the “Interim Period”), an amount (the “Interim Period Fee”) equal to the greater of: (1) the product of $250,000 and a fraction, the numerator of which shall be the number of days in the Interim Period and the denominator of which shall be 365, or (2) 2.5% of the “EBITDA” of the Company (as such term is defined in the Credit Agreement, dated as of October 20, 2005 (the “Credit Agreement”), by and among DTLR and each of its subsidiaries party to the Credit Agreement as borrowers (each, a “Borrower” and collectively, the “Borrowers”, and together with DTLR Holding and Levtran Acquisition as the “Guarantors”, each individually, a “Credit Party” and collectively, the “Credit Parties”), the Guarantors, CapitalSource Finance LLC, as administrative agent and collateral agent for itself, Documentation Agent (as defined below) and the “Lenders” identified therein (in such capacities, together with its successors and assigns in such capacities, if any, “Agent”) and Golub Capital Incorporated, as documentation agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, “Documentation Agent”), and the Lenders; such agreement as amended, restated, replaced, supplemented, extended, renewed, refinanced, rolled-over, refunded or otherwise modified from time to time, the “Senior Credit Agreement”) for the Interim Period; such amount to be payable as of the Initial Date (such payment on the Initial Date, if based on subclause (A)(2), to be calculated based on the EBITDA of the Company projected for the Interim Period);

(B)                               for each fiscal year commencing after the Initial Date, an amount (the “Annual Fee”) equal to the greater of (1) $250,000 or (2) 2.5% of the EBITDA of the Company for such fiscal year; such amount to be payable in advance in semi-annual installments (each such installment to be the greater of: (x) $125,000 or (y) 2.5% of the EBITDA of the Company projected for the six-month period commencing on the Fee Payment Date) on the first day of each January and July (a “Fee Payment Date”) of each such fiscal year, commencing on January 1, 2006; however, in the event of the termination of the Term pursuant to Section 2(b), any Annual Fee for the fiscal year in which such Significant Transaction shall occur shall be prorated through the Significant Transaction Closing Date; and

(C)                               the amount of each such payment or installment under subclause (A) or subclause (B) is to be estimated (for purposes of payment on the Initial Date or on any Fee Payment Date, as the case may be) based on a current budget of the Company to be approved by the Board of Directors of the Company; however, the actual amount owed with respect to the Interim Period or any full fiscal year shall be finally determined on or before the earlier of (1) the 60th day following the end of the Interim Period or each such fiscal year or (2) the 15th day following the preparation of the audited financial statements of the Company for the Interim Period or such fiscal year (as the case may be); and if the actual amount determined to be owed for the Interim Period or any such full fiscal year differs from the amount of the Interim Period Fee or the Annual Fee theretofore paid (or accrued) with respect to the Interim Period or such fiscal year, (x) any additional amount owed to BRS shall be promptly paid to BRS (or, if the current payment of the Interim Period Fee or the Annual Fee is then prohibited as hereinafter provided, shall be accrued as of the Initial Date in the case of the Interim Period Fee or, in the case of an Annual Fee, as of February 1 of the fiscal year with respect to which the final determination has been made), and (y) any amount theretofore paid by the Company in excess of the finally determined Interim Period Fee or Annual Fee for such fiscal year to be credited against the amount of the Annual Fee payable on the next Fee Payment Date (or, if the current payment of the Interim Period Fee or the Annual Fee was prohibited as hereinafter provided, an adjustment in the accrual therefor shall be appropriately made).

Notwithstanding the foregoing, the Company shall not be required to make any current payment of the Interim Period Fee or the Annual Fee if and for so long as the Company is prohibited from paying any portion of the Annual Fee due to restrictive covenants contained in the Senior Credit Agreement or under any subordination agreement entered into by BRS with the lenders or their agents under the Credit Agreement (all of the foregoing being herein referred to as “Senior Credit Agreement Restrictions”); provided that the Interim Period Fee or the Annual Fee shall continue to accrue with interest calculated at the rate of 12% per annum (computed on the basis of a 360-day year and the actual number of days elapsed in any year) (the “Applicable Rate”), and compounded as of the Initial Date in the case of the Interim Period Fee or as of each Fee Payment Date in the case of any Annual Fee if not paid, and shall become payable immediately upon the earlier of: (A) the Company being no longer prohibited under the Senior Credit Agreement from making the payment currently of the Interim Period Fee or the Annual Fee and interest thereon (including without limitation any portion thereof which has accrued and remains unpaid); (B) the occurrence of any payment acceleration, prior to scheduled maturity date, of the obligations of the Company under the Senior Credit Agreement; (C) the payment in full in cash of all outstanding obligations of the Company under the Senior Credit Agreement and the termination of all commitments, letters of credit and other obligations under documents executed in connection therewith; (D) the occurrence of any “Insolvency Event” (as defined in the Senior Credit Agreement) with respect to the Company; (E) the end of the Term; or (F) any Significant Transaction.  Also, interest shall accrue (and shall compound as aforesaid) and be payable by the Company on the Interim Period Fee or the Annual Fee, until paid, if and to the extent that the Interim Period Fee or the Annual Fee is not paid for any other reason after the Initial Date.

(iii)                               Fees for Significant Transactions.  In the event that the Company shall engage in any Significant Transaction, the Company shall pay to BRS a fee, in respect of any Significant Transaction Services (such fees to be payable whether or not the Company shall have requested Significant Transaction Services and regardless of the level or amount of Significant Transaction Services requested by the Company), equal to the following:

(A)                               in the case of any Significant Transaction described in clause (A) of Section 3(a)(ii) hereof or clause (B) of Section 3(a)(ii) hereof (other than in the case of any Significant Transaction with respect to which the provisions of clause (B) immediately below are applicable and elected by BRS), 1.5% of the greater of the assumed aggregate enterprise value of the subject of such Significant Transaction or the total consideration (including the fair market value of any non-cash consideration) received by the seller(s) in any such Significant Transaction;

(B)                               in the case of any Significant Transaction described in clause (B) of Section 3(a)(ii) hereof, at the election of BRS, the product of (x) the greater of $250,000 or 2.5% of the EBITDA of the Company for the 12-month period ending with the fiscal month immediately preceding the Significant Transaction Closing Date and (y) the number of years or fraction thereof remaining in the then applicable Initial Term or the Extension Term from and after the Significant Transaction Closing Date; or

(C)                               in the case of any Significant Transaction described in clause (C) of Section 3(a)(ii) hereof, 1.5% of the greater of the aggregate gross proceeds derived by the issuer or borrower in, or the aggregate borrowing commitments obtained by the issuer or borrower under, any such Significant Transaction.

Any fee payable pursuant to this Section 4(a)(iii) shall be payable on the date on which such Significant Transaction is consummated.

(b)                                 In addition to the payments required under Section 4(a) hereof, the Company shall, at the direction of BRS, pay directly or reimburse BRS for Out-of-Pocket Expenses (as hereinafter defined).  For purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean, the reasonable amounts incurred by BRS and/or its personnel in connection with the Services, including without limitation the following: (i) fees and disbursements of any independent professionals and organizations, including, without limitation, independent auditors and outside legal counsel, investment bankers or other financial advisors or consultants; (ii) costs of any outside services of independent contractors such as financial printers, couriers, business publications or similar services; and (iii) transportation, per diem, telephone calls, entertainment and all other reasonable expenses actually incurred by BRS in rendering the Services.  All direct payments and reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by BRS to the Company of a statement in connection therewith.

5.                                      Indemnification; Liability.

(a)                                 The Company will indemnify and hold harmless BRS and its officers, directors, principals, partners, members, employees, agents, representatives and Affiliates (each being an “Indemnified Party”) from and against any and all losses, claims, actions, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, made by any third party or otherwise, relating to or arising out of the Services or other matters referred to in or contemplated by this Agreement or the engagement of such Indemnified Party pursuant to, and the performance by such Indemnified Party, of the Services or other matters referred to or contemplated by this Agreement, and the Company will reimburse any Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto.  The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the willful misconduct of such Indemnified Party.  The reimbursement and indemnity obligations of the Company under this Section 5 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliate of BRS and the stockholders, officers, directors, principals, partners, members, employees, agents, representatives, affiliates and controlling persons (if any), as the case may be, of BRS and any such Affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, BRS, any such Affiliate and any such person.  The provisions of this Section 5 shall survive the termination of this Agreement.

(b)                                 Neither BRS nor any of its Affiliates, partners, employees or agents shall be liable to the Company or its Subsidiaries or Affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of the Services contemplated by this Agreement unless BRS or such person engaged in willful misconduct.  BRS shall not engage in the active management of the Company and shall render only advisory services to the Company; and the management of the Company or its business, operations, affairs and assets shall be conducted solely and exclusively by the Board of Directors and the officers of the Company, and BRS shall have no liability for the management of the Company or its business, operations, affairs and assets.

6.                                      Independent Contractors.  Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship.  BRS shall be an independent contractor pursuant to this Agreement.  Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.  Nothing in this Agreement shall be deemed or construed to enlarge the fiduciary duties and responsibilities, if any, of BRS or any of its Affiliates, officers, directors, partners, employees or agents, including without limitation in any of their respective capacities as stockholder or directors of the Company.

7.                                      Notices.  Any notice or other communications required or permitted to be given hereunder shall be in writing and delivered by hand or mailed by registered or certified mail, return receipt requested, or by telecopier to the party to whom it is to be given at its address set forth herein, or to such other address as the party shall have specified by notice similarly given and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run.

To the Company:

DTLR, Inc. 7455-N New Ridge Road Hanover, Maryland 21076 Attention: President Facsimile No.: 410-850-5915

To BRS:	With a copy to (which shall not constitute notice to BRS):

Bruckmann, Rosser, Sherrill & Co., LLC 126 East 56th Street, 29th Floor New York, New York 10022 Attention: Bruce C. Bruckmann Rashad A. Rahman Facsimile No.: (212) 521-3799	Dechert LLP Avenue of the Americas New York, New York 10036 Attention: Derek M. Winokur, Esq. Facsimile No.: (212) 698-3599

8.                                      Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns.  However, neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by any party hereto, except that (i) if the

Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another corporation which assumes the Company’s obligations under this Agreement, the Company may assign its rights hereunder to that corporation and (ii) BRS may assign its rights and obligations hereunder to any other person or entity controlled, directly or indirectly, by Bruce Bruckmann, Harold O. Rosser II, Stephen C. Sherrill, Thomas Baldwin and/or Paul Kaminski, provided that any such assignee shall have agreed in writing to be bound by the provisions of the Senior Credit Agreement Restrictions.  Any attempted transfer or assignment in violation of this Section 8 shall be void.

9.                                      Permissible Activities.  Nothing herein shall in any way preclude BRS or its Affiliates or its respective officers, directors and partners from engaging in any business activities or from performing services for its or their own account or for the account of others, including, without limitation, companies which may be in competition with the business conducted by the Company.

10.                               General.  No amendment or waiver of any provision of this Agreement, or consent to any departure by any party from any such provision, shall in any event be effective unless the same shall be in writing and signed by each of the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  The waiver of any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

11.                               Entire Agreement.  This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

12.                               Section Headings; Counterparts.  The section headings contained herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.                               Governing Law; Consent to Jurisdiction.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without giving effect to the conflict of laws principles thereof.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any Federal or state court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Agreement.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 7.  EACH PARTY HERETO WAIVES ANY RIGHT IT MAY

HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

14.                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.                               Obligations of the Company.  The obligations of DTLR Holding, Levtran Acquisition and DTLR under this Agreement shall be joint and several.

[Signature Page Follows]

In witness whereof, the parties hereto have signed this Agreement as of the day and year first above written.

DTLR HOLDING, INC. (f/k/a Levtran Enterprises Holding, Inc.)		LEVTRAN ENTERPRISES ACQUISITION, INC.

By:	/s/ Glenn Gaynor	By:	/s/ Glenn Gaynor
	Name: Glenn Gaynor		Name: Glenn Gaynor
	Title: President		Title: President

DTLR, INC. (f/k/a Levtran Enterprises, Inc.)		BRUCKMANN, ROSSER, SHERRILL & CO., LLC

By:	/s/ Glenn Gaynor	By:	/s/ Bruce C. Bruckmann
	Name: Glenn Gaynor		Name: Bruce C. Bruckmann
	Title: President		Title: Managing Director

[Signature Page to Amended and Restated Management Services Agreement]